Exhibit 21.1

Blue-Touch Holdings Group Co., Ltd

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
Fujian Blue-Touch Holdings Group Co., Ltd.	China

Fujian Blue-Touch Technology Co., Ltd.	China